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                                                                     EXHIBIT 4.3

                               AMENDMENT NO. 1 TO
                       2002 CUSTOMER SERVICE/RESERVATIONS
                         NON-QUALIFIED STOCK OPTION PLAN

         SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts this Amendment No. 1 to the Company's 2002 Customer Service/Reservations Non-Qualified Stock Option Plan (the "Plan").

         1. The first paragraph of Paragraph 5 of the Plan is hereby amended to read as follows:

         Subject to the provisions of paragraph 12, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options, granted under this Plan, shall not exceed 26,000,000 shares. If, and to the extent the options granted under this Plan terminate or expire without having been exercised, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provisions of this Plan.

         2. Except as expressly amended hereby, the Plan shall remain in full force and effect.

         EXECUTED effective March 20, 2003.

                                    SOUTHWEST AIRLINES CO.



                                    By:      /s/ Deborah Ackerman
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                                    Its:     Vice President and General Counsel
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